Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Second Quarter 2012 Results and

Successful Cameia #2 Appraisal Well Offshore Angola

HOUSTON, TX— July 31, 2012 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $141 million, or $0.35 per basic and diluted share, for the second quarter of 2012, compared to a net loss of $19 million, or $0.05 per basic and diluted share, for the second quarter of 2011.  The current quarter included $99 million, or $0.24 per share, in charges for the impairment of expenditures associated with the Ligurian exploration prospect including $42 million in leasehold expenditures and $57 million in drilling related-expenditures for the Ligurian #1 and Ligurian #2 exploratory wells.  Of the $99 million in charges, $69 million was incurred in prior quarters.

Total expenditures (excluding changes in working capital) for the quarter ending June 30, 2012 were approximately $124 million. These expenditures are consistent with previously announced full year 2012 estimated total expenditures of between $550 and $650 million.  Cobalt’s cash, cash equivalents, and investments position at the end of the second quarter was approximately $1.7 billion. This included about $515 million designated for future operations held in escrow and collateralizing letters of credit, but excluded approximately $150 million in the TOTAL drilling fund for the U.S. Gulf of Mexico. Cobalt continues to have no outstanding debt.

Operations Update

Cobalt today provided an update on the status of its Cameia #2 appraisal well, located in Block 21 offshore Angola. The objectives of Cameia #2 were to (1) better define the areal extent of the Cameia discovered resources, (2) determine an oil-water contact deeper on the Cameia structure than the lowest known oil observed in Cameia #1, and (3) test deeper oil potential in untested zones in the Cameia field. Based on our preliminary wireline logging results, Cameia #2 was successful on the first and second objectives, and evaluation is ongoing to determine the potential of the deeper reservoir target.

The well was drilled approximately 3.5 kilometers south from the Cameia #1 pre-salt discovery well to the target total depth of 5,475 meters in basement. Logging results have (1) confirmed the presence of a large hydrocarbon accumulation in what is a high quality reservoir, and (2) confirmed lowest known oil to be at least 135 meters deeper than that which was observed in Cameia #1. In pursuit of our third objective, analysis of data obtained from drilling operations and wireline logging indicates hydrocarbon charge and pressure separation from the uphole reservoir section in the deepest reservoir target.  Cobalt is currently preparing for a production drill stem test to be performed in August. Cobalt will evaluate the results of all data collected to determine the reservoir potential, if any, of this new zone.

Sociedade Nacional de Combustíveis (Sonangol E.P.) is the concessionaire for Block 21/09. Partners include Cobalt International Energy (operator) with a 40% interest, Sonangol Pesquisa e Produção S.A. (20%), Nazaki Oil and Gáz S.A. (30%), and Alper Oil Limitada (10%).

Cobalt also announced today that it has executed, subject to formal Sonangol E. P. approval, a three year drilling rig contract for use of the deepwater semi-submersible SSV Catarina to support its Angolan exploration, appraisal and development operations. The rig is expected to arrive in Angola early in the first quarter of 2013.  Cobalt also anticipates that the Diamond Offshore Ocean Confidence will return to Angola in late 2012 to support its operations.

On July 3, 2012, Cobalt spud the North Platte #1 exploratory well on Garden Banks Block 859 in the U.S. Gulf of Mexico with the Ensco 8503 drilling rig. The Cobalt-operated North Platte #1 exploratory well will test a four-way inboard Lower Tertiary structure that lies in the heart of the emerging inboard Lower Tertiary play.  Cobalt holds a dominant position in this play, with numerous follow-on inboard Lower Tertiary exploratory prospects.  Cobalt anticipates announcing the results of the North Platte #1 well in late 2012.

Cobalt is also participating in the Anadarko-operated Shenandoah #2 appraisal well on Walker Ridge Block 51.  The Shenandoah #2 appraisal well was spud on June 29, 2012, and will appraise the Shenandoah inboard Lower Tertiary oil discovery announced in 2009, where more than 300 feet of net oil pay was discovered.  Cobalt anticipates that results of this well will be announced in late 2012.

Cobalt participated in the June 20, 2012 Central Gulf of Mexico Lease Sale 216/222 and was high bidder on 10 blocks, which represented a total net bid amount of approximately $17 million.  These blocks, if awarded, will expand Cobalt’s Gulf of Mexico asset inventory by adding two new prospects to the inventory, and by adding adjacent blocks to two of Cobalt’s existing prospects.

Joseph H. Bryant, Cobalt’s Chairman and CEO said “Cobalt’s operations continued to gain momentum in Angola, Gabon and the Gulf of Mexico in the second quarter. We are excited about the results of Cameia #2. It was very important that we begin to understand the lateral continuity of the exceptional reservoir discovered in Cameia #1. Even though Cameia #2 is a flank well on the carbonate mound feature, we do see every indication that a high quality reservoir extends over a broad area. We have a lot of work yet to do before we fully understand the magnitude of the Cameia discovery, but we believe that we are off to a great start with two successful wells in the field, and in our Angolan pre-salt exploration program”. Bryant added “with the addition of the SSV Catarina, we have now secured the drilling equipment we need to maintain a steady exploration and appraisal program in Angola and the Gulf of Mexico for years to come”.

Conference Call

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s second quarter results and operations activity.  Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer. He will be joined by John Wilkirson, Chief Financial Officer and Jim Farnsworth, Cobalt’s Chief Exploration Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the replay is 396946.  The replay will be available until August 14, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors-Presentations and Publications section of Cobalt’s website at www.cobaltintl.com.  A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent oil exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Richard A. Smith Vice President, Investor Relations and Planning +1 (713) 452-2322	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	For Three Months Ended June 30,		For Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands except per share data)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses:
Seismic and exploration	12,006	4,813	29,355	7,253
Dry hole expense and impairment	111,355	2,506	116,679	5,019
General and administrative	18,482	13,038	33,322	24,656
Depreciation and amortization	312	179	513	363
Total operating costs and expenses	142,155	20,536	179,869	37,291
Operating income (loss)	(142,155)	(20,536)	(179,869)	(37,291)
Other income:
Interest income	1,432	1,058	2,615	1,755
Total other income	1,432	1,058	2,615	1,755
Net income (loss) before income tax	(140,723)	(19,478)	(177,254)	(35,536)
Income tax expense	—	—	—	—
Net income (loss)	$(140,723)	$(19,478)	$(177,254)	$(35,536)

Basic and diluted income (loss) per share	$(0.35)	$(0.05)	$(0.44)	$(0.10)
Weighted average common shares outstanding	406,122,827	386,731,150	400,113,132	366,127,558

Consolidated Balance Sheet Information:

	June 30, 2012	December 31, 2011
	($ in thousands)
Cash and cash equivalents	$242,070	$292,546
Short-term restricted funds	118,725	69,009
Short-term investments	842,198	858,293
Total current assets	1,317,621	1,335,094
Total property, plant and equipment	931,327	863,326
Long-term restricted funds	395,074	270,235
Long-term investments	81,854	47,232
Total assets	2,731,611	2,527,944
Total current liabilities	160,239	238,069
Total long-term obligations	168,238	210,961
Total stockholders’ equity (406,488,531 and 387,531,630 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively)	2,403,134	2,078,914
Total liabilities and stockholders’ equity	2,731,611	2,527,944

Consolidated Statement of Cash Flows Information:

	Six Months Ending June 30,
	2012	2011
	(Unaudited)
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(75,164)	$(39,004)
Investing activities	(464,798)	(550,917)
Financing activities	489,486	478,317